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EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

         This AGREEMENT (the "Agreement") is made and entered into effective as of this 29th day of August 2003, by and between Davel Communications, Inc. (the "Corporation") and Woody McGee ("Executive").

                                R E C I T A L S:

         WHEREAS, Executive was formerly employed as a consultant to the Corporation and has been acting in the capacity of Chief Executive Officer since the departure of the former Chief Executive Officer; and

         WHEREAS, the Corporation's Board of Directors (the "Board") recognizes that Executive's contribution to the Corporation has been substantial. The Board desires to provide for the employment of Executive as Chief Executive Officer of the Corporation having determined that the services of Executive are of value to the Corporation and further determined that Executive's employment is in the best interest of the Corporation and its stockholders.

         WHEREAS, Executive is willing to commit himself to serve the Corporation on the terms and conditions herein provided.

                              A G R E E M E N T S:

         NOW THEREFORE, in consideration of the foregoing recitals and of the promises and respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

         1.       Employment and Services.

         During the term of this Agreement, Executive shall be employed as Chief Executive Officer of the Corporation. As Chief Executive Officer, Executive shall render administrative and management services to the Corporation such as are customarily performed by persons

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situated in similar executive positions, and such other duties as the Board may from time to time direct. During the term hereof, the Corporation shall use its reasonable best efforts to maintain the Executive as a Director of the Corporation, and shall include him in any management slate of Board nominees proposed for election by the shareholders. In this connection, Executive agrees to supply the Corporation with requisite information regarding his background as is required by law for inclusion in any proxy or information statement transmitted to shareholders of the Corporation pursuant to any state or federal securities laws. Furthermore, during the term hereof, Executive agrees to serve as the Chairman of the Board of Directors of the Corporation for such term of office with respect to that position as the Board shall designate, without separate compensation with respect to such position.

         2.       Term of Agreement.

         The term of this Agreement shall continue for a period of one year commencing August 29, 2003 and ending on August 28, 2004 (the "Initial Term"). The Agreement shall automatically be extended for an additional one-year period (the "Extended Term"), unless Executive is notified by the Board, at least ninety (90) days prior to the expiration of the Initial Term, or any Extended Term, that the term of this Agreement shall not be extended. In the event that the Corporation does not renew this Agreement, then Executive would be entitled to receive a severance payment equal to three (3) months' of the Executive's salary. In consideration thereof, Executive agrees to be bound by the non-solicitation and non-competition provisions contained herein in Section 8 hereof.

         3.       Obligations of Executive.

         Except as specifically set forth herein, Executive is a full-time employee of the Corporation and, as such, shall devote his full time and attention to the business and affairs of the Corporation as its Chief Executive Officer and shall discharge his responsibilities herein in a faithful and diligent manner. Executive may serve on corporate, civic or charitable boards or

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committees and may manage personal investments, so long as such activities do not interfere in any material respect with the performance of his responsibilities hereunder. It is acknowledged and agreed that Executive owns and maintains a consulting business, and shall continue to own and maintain a consulting business during the term hereof; provided, however, that Executive shall be permitted to provide services in connection with his consulting business so long as such services are not in any manner competitive to the business of the Corporation and do not interfere or impede the discharge of the Executive's obligations as Chief Executive Officer of the Corporation. Furthermore, in this connection, Executive shall be permitted, unless his involvement with the affairs of the Corporation is otherwise mandated by circumstances or by the Board of Directors, to conduct his consulting business during business hours, pursuant to the limitations prescribed above, for a maximum of two (2) business days a month.

         4.       Compensation.

                  a. Salary. During the Initial Term of this Agreement, the Corporation shall pay Executive a salary of $250,000.00 per annum (the "Salary") which shall be paid in bi-weekly installments in accordance with the Corporation's normal payroll practices.

                  b. Bonus. During the Initial Term of this Agreement, Executive shall be entitled to earn an annual cash bonus (the "Annual Bonus") based upon the financial performance of the Corporation and the attainment of specific objectives established by the Board of Directors. The Annual Bonus for the Initial Term will be determined as set forth in the Executive Bonus Plan (the "Bonus Plan"), attached as Annex A hereto, which is incorporated herein by reference. The Annual Bonus shall be paid to Executive as provided in the Bonus Plan and shall be subject to withholding for any and all applicable federal, state and municipal payroll taxes. In the event that there is to be an Extended Term hereto, the parties shall negotiate in good faith with respect to the parameters applicable for the bonus arrangement to be in effect during the Extended Term.

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                  c.       Benefit Plans. Executive shall be entitled to
participate in all plans of the Corporation relating to pension, deferred compensation, profit-sharing, group life insurance, or other retirement or employee benefits that the Corporation may then have in force for the benefit of its executive employees, and for which Executive is otherwise eligible; provided, however, that, as an alternative to participating in the plan of the Corporation with respect to health insurance or any additional welfare benefit for which Executive is otherwise eligible, Executive may notify the Corporation in writing that he shall obtain his own benefit plan. Thereafter, Executive shall receive periodic reimbursement in such amount or amounts as would have been expended by the Corporation for the participation of the Executive in the Corporation's plan; provided, however, that by electing not to participate in any benefit plan of the Corporation, Executive hereby waives any COBRA rights with respect to any such plan upon termination of his employment with the Corporation.

                  d. Expense Reimbursement. In addition to the compensation and benefits provided to Executive pursuant to subparagraphs a, b and c hereof, and upon receipt of proper documentation in accordance with the policy of the Corporation, the Corporation agrees to promptly reimburse Executive for reasonable entertainment, travel, lodging, housing and other miscellaneous expenses incurred on its behalf and related to the performance of Executive's duties hereunder including reasonable and necessary commuting expenses between Cleveland, Ohio and Executive's place of residence, currently in Kentucky.

                  e. Company Vehicle. The Corporation shall provide Executive with a vehicle for business and personal use and shall pay for all expenses incident to the operation of said vehicle including gasoline, insurance and reasonable repairs and maintenance.

         5.       Vacations.

         Executive shall be entitled to one week of paid vacation for each four-month period worked during the Initial Term or Extended Term of this Agreement. No more than two

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consecutive weeks of such vacation time may be taken at any one time and all vacation time must be preceded with two weeks' advance notification to the Board of Directors. Executive shall also be entitled to all paid holidays given by the Corporation to its executives. Executive shall not be entitled to receive any additional compensation for his unused vacation time.

         6.       Termination of Employment.

         Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

                  a. Death. Executive's employment hereunder shall terminate upon his death. If Executive's employment is terminated by his death, the Corporation shall pay to Executive's spouse, or if he leaves no spouse, to his estate or such other beneficiaries as he shall designate in writing to the Corporation, any benefits which, pursuant to the terms of this Agreement or any other benefit plan in which the Executive was a participant at the time of his death, have been earned and have become payable but which have not yet been paid to Executive.

                  b. Disability. If Executive's employment terminates by reason of Executive's Disability as defined in Paragraph 7 herein below, the Corporation shall pay Executive any benefits which, pursuant to the terms of this Agreement or any other benefit plan in which the Executive was a participant at the time of his disability, have been earned and have become payable but which have not yet been paid to Executive.

                  c. Cause. The Corporation may terminate Executive's employment hereunder for Cause, as such term is hereinafter defined. For purposes of this Agreement, termination for Cause shall include termination based on (i) Executive's material breach of this Agreement which is not cured fully within ten (10) days after written notice to Executive identifying such breach, provided that such ten (10) day period shall be extended to thirty (30) days if such breach is not reasonably susceptible of cure within ten (10) days and Executive has commenced to cure and is then proceeding with diligence to cure such breach; (ii) conviction of

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Executive for (A) any crime committed during the Initial Term or Extended Term of this Agreement constituting a felony in the jurisdiction in which committed,
(B) any crime committed during the Initial Term or Extended Term of this Agreement involving moral turpitude (whether or not a felony) or (C) any other act committed during the Initial Term or Extended Term of this Agreement against the Corporation involving dishonesty or willful misconduct intended to or having the effect of materially injuring the Corporation (whether or not a crime);
(iii) habitual and excessive use of alcohol or controlled substances other than for therapeutic reasons; (iv) indictment of Executive by a grand jury for a felony violation of the federal securities laws; or (v) Executive's gross negligence in the performance of his duties. The Board shall have the authority to make the determinations with respect to termination for Cause provided for under this subparagraph. If Executive's employment shall be terminated pursuant to this subparagraph, the Corporation shall pay Executive his full salary through the date of termination at the rate in effect at the time notice of termination is given and the Corporation shall have no further obligations to Executive under the terms of this Agreement.

                  d. Termination by Executive. This Agreement may be voluntarily terminated by Executive at any time upon sixty (60) days' written notice to the Corporation or upon such shorter period as may be agreed upon between Executive and the Board. In the event of such termination, the Corporation shall be obligated only to continue to pay Executive his salary up to the date of termination and the Corporation shall have no obligations to Executive under the terms of this Agreement with respect to those retirement and/or employee benefits or bonus or severance amounts which may have been earned or become payable through and including the date of such termination.

                  e. Termination Without Cause. The Corporation may terminate Executive's employment hereunder without cause, upon thirty (30) days' prior written notice provided by the Corporation to the Executive; provided however, that in the event the Corporation terminates

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Executive without cause during the Initial Term, Executive shall be entitled, as
Executive's sole and exclusive remedy for such termination, to a cash severance payment (the "Severance Payment") from the Corporation equal to the sum of (a) three months of the Executive's Salary at the rate in effect as of the date of such notice and (b) the unpaid portion of any Savings Bonus earned by Executive as of the date of such notice. The amount of Executive's Severance Payment may be increased to reflect any additional bonus amounts earned and unpaid, at the sole discretion of the Compensation Committee of the Board of Directors. The amount of the Severance Payment shall be due and payable to Executive within ten
(10) business days of such termination and shall be subject to withholding for any and all applicable federal, state and municipal payroll taxes. At the option of the Corporation, the Executive shall leave the premises of the Corporation upon receipt of notice of such termination; provided, however, that the Executive shall receive his Salary during the 30-day notice period preceding the effective date of such termination in addition to the Severance Payment.

                  f. Disability. Executive shall be deemed to be disabled and the Corporation may terminate this Agreement (i) if Executive shall, as a result of a Disability fail to perform his obligations hereunder for any two (2) months during a consecutive three (3) month period, or (ii) if Executive shall become eligible for long-term disability benefits under the Corporation's long-term disability policy. For purposes of this Agreement, "Disability" means a physical or mental infirmity which prevents Executive from performing the functions of his position under this Agreement.

         7.       Non-Solicitation and Non-Competition.

                  a. Executive agrees that during the Initial Term or Extended Term of this Agreement, and for a period of one (1) year after the termination of this Agreement, he will not directly or indirectly:

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                           (i)      Solicit, divert or take away any of the
                  customers, business or patronage of the Corporation or its subsidiaries or affiliates; or

                           (ii) Induce or attempt to influence any employee of the Corporation or its subsidiaries or affiliates to terminate his or her employment therewith.

                  b. Executive agrees that during the Initial Term or Extended Term hereof and for one (1) year from the date of the termination of Executive's employment hereunder, Executive shall not compete with the Corporation, on behalf of himself or any other person, firm, business or corporation, and he shall not directly or indirectly engage in the pay telephone business. The scope of this provision shall include any and all customers of the Corporation and any state served by the Corporation wherein it operates 250 or more pay telephones at any time during the term hereof.

                  c. In the event of a breach or threatened breach of Executive of the provisions of this Paragraph 8, the Corporation, or any duly authorized officer thereof, will be entitled to a temporary restraining order or injunction from a court of appropriate jurisdiction.

         8.       Successors; Binding Agreement.

         This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by his personal or legal representatives, successors, heirs, distributees, devisees, legatees and permitted assigns. This Agreement and all rights of the Corporation hereunder shall inure to the benefit of and be enforceable by its successors and permitted assigns.

         9.       No Assignment.

         This Agreement is personal to Executive and Executive shall not assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the Corporation.

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         10.      Arbitration.

         Any controversy or claim arising out of or relating to this Agreement, or the claimed breach thereof, shall be settled by arbitration in the State of Ohio, in accordance with the then pertaining Commercial Arbitration Rules of the American Arbitration Association. Judgment upon, or enforcement of, any award or remedy may be had in any court having jurisdiction thereof. The arbitration shall be conducted by three (3) arbitrators, one (1) to be appointed by each of the parties, and the two (2) arbitrators so selected shall appoint a third arbitrator. In the event of their inability to agree upon a third arbitrator, a third arbitrator shall be appointed pursuant to the provisions of said Rules.

         11.      Notices.

         All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed certified or registered mail, return receipt requested with postage repaid, to the following addresses or to such other address as either party may designate by like notice.

                  a.       If to the Corporation, to:

                           Davel Communications, Inc.
                           1001 Lakeside Avenue, 7th Floor
                           Cleveland, Ohio 44114
                           Attention:  General Counsel

                  b.       If to Executive, to:

                           Woody McGee
                           2263 Kyle Drive
                           Hebron, Kentucky 41048

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

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         12.      Amendments.

         No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties except as herein otherwise provided.

         13.      Paragraph Headings.

         The Paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

         14.      Severability.

         The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provisions shall not affect the validity or enforceability of the other provisions hereof.

         15.      Governing Law.

         This Agreement shall, except to the extent that Federal law shall be deemed to preempt it, be governed by and construed and enforced in accordance with the laws of the State of Ohio.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

DAVEL COMMUNICATIONS, INC.

By:  /s/ James N. Chapman                   /s/ Woody McGee
    -----------------------------------     -----------------------------------
Its:  Director                              WOODY McGEE, an individual

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                         ANNEX A TO EMPLOYMENT AGREEMENT

                              EXECUTIVE BONUS PLAN

                                WOODY McGEE, CEO

                 DAVEL COMMUNICATIONS, INC. (THE "CORPORATION")

The purpose of this plan is to reward Executive for his efforts in managing the Corporation to improve its EBITDA in a manner that exceeds the budgeted EBITDA of the Corporation and to incent Executive to carry forth certain strategic initiatives at the direction of the Board of Directors.

Operation Improvement Bonus Opportunity

During the term of the Agreement, it is anticipated that the Executive shall implement cost reduction initiatives (the "Cost Reduction Initiatives") that may potentially yield a minimum annual savings of six million dollars ($6,000,000). The Cost Reduction Initiatives and resulting savings shall be reviewed by the Compensation Committee of the Board Of Directors on a quarterly basis. The Executive shall be compensated an amount equal to fifty thousand dollars ($50,000) for each one million dollars ($1,000,000) of savings achieved from the Cost Reduction Initiatives (each, a "Savings Bonus"). Fifty percent (50%) of each Savings Bonus shall be deemed earned by Executive upon Executive's implementation of the Cost Reduction Initiative and the remaining fifty percent (50%) shall be earned when the savings are realized by the Corporation, providing such savings are realized within twelve (12) months following the implementation of such Cost Reduction Initiative. The Savings Bonus payments shall be made on a quarterly basis as approved by the Compensation Committee and shall be applied dollar-for-dollar to reduce the amount of the Minimum Bonus Amount otherwise payable at the end of the applicable six-month period, as described above. The determination of any Cost Reduction Bonus made hereunder by the Committee shall be conclusive and binding on the Executive.

Notwithstanding the foregoing the Executive shall earn a minimum bonus amount of $150,000 (the "Minimum Bonus Amount") due upon completion of six months of service, regardless of the outcome of Executive's efforts in attempting to implement the Cost Reduction Initiatives. The amount, if any, payable to Executive in excess of the Minimum Bonus Amount for any six-month period shall be the amount by which the Savings Bonus or Bonuses payable for the subject period, as set forth in the foregoing paragraph, exceed the Minimum Bonus Amount for the such period.

Strategic Initiative Bonus Opportunity

The objectives of the Executive Bonus Plan also include providing an incentive to the Executive to carry out various potential major strategic and financial initiatives that may be available to maximize stakeholder value (the "Strategic Initiatives") at the direction of the Board of Directors. Examples of Strategic Initiatives include, but are not limited to: the consummation of a merger of the Company with another entity or the sale of all or substantially all of the assets of the Company. In the event that a Strategic Initiative assigned by the Board to the Executive is successfully completed, the Executive shall receive a bonus in an amount not less than two

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hundred and fifty thousand dollars ($250,000) in connection with such completion, with the determination of the any payment in excess of such minimum amount to be at the sole discretion of the Compensation Committee.

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